UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.  Form
4 or Form 5 obligations may continue.  See Instruction 1(b).

1.  Name and Address of Reporting Person

    Electronic Trading Group, L.L.C. ("ETG")
    111 Broadway
    New York, New York 10006

    and the Reporting Person(s) listed on Addendum 1 hereto.

2.  Issuer Name and Ticker or Trading Symbol

    M. H. Meyerson & Co., Inc. (MHMY)

3.  IRS Number of Reporting Person (Voluntary)

         133802811

4.  Statement for Month/Year

    12/00

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7.  Individual or Joint/Group Filing (check Applicable Line)

          Form filed by One Reporting Person
     X    Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
Common Stock             12/1/00         P                4,200     A  2.9375                         D, I            +
                         12/1/00         S                5,000     D  3.0000                         D, I            +
                         12/4/00         P                1,000     A  2.8750                         D, I            +
                         12/4/00         S                1,200     D  2.9063                         D, I            +
                         12/4/00         P                  300     A  2.9063                         D, I            +
                         12/4/00         S                2,700     D  2.9375                         D, I            +
                         12/4/00         P                1,700     A  2.9375                         D, I            +
                         12/4/00         P                  700     A  2.9688                         D, I            +
                         12/5/00         P                  600     A  3.0625                         D, I            +
                         12/5/00         S                3,000     D  3.1250                         D, I            +
                         12/5/00         P                1,400     A  3.1250                         D, I            +
                         12/6/00         S                5,500     D  3.1250                         D, I            +
                         12/11/00        P                1,000     A  2.8750                         D, I            +
                         12/11/00        P                3,500     A  2.9375                         D, I            +
                         12/12/00        S                2,400     D  2.9375                         D, I            +
                         12/12/00        S                1,401     D  3.0000                         D, I            +
                         12/13/00        P                2,000     A  2.6875                         D, I            +
                         12/13/00        P                3,500     A  2.7500                         D, I            +
                         12/13/00        P                3,500     A  2.8125                         D, I            +
                         12/13/00        P                3,500     A  2.8750                         D, I            +
                         12/14/00        S                4,000     D  2.7500                         D, I            +
                         12/14/00        S                2,000     D  2.8125                         D, I            +
                         12/15/00        S                2,000     D  2.5000                         D, I            +
                         12/15/00        P               13,500     A  2.5000                         D, I            +
                         12/15/00        S                3,900     D  2.5625                         D, I            +
                         12/15/00        P                7,000     A  2.5625                         D, I            +
                         12/15/00        P                3,500     A  2.6250                         D, I            +
                         12/15/00        P                3,500     A  2.6875                         D, I            +
                         12/15/00        S                  500     D  2.7500                         D, I            +
                         12/18/00        P                  800     A  2.3125                         D, I            +
                         12/18/00        P                3,300     A  2.3750                         D, I            +
                         12/18/00        S                1,200     D  2.3750                         D, I            +
                         12/18/00        S                1,000     D  2.3906                         D, I            +
                         12/19/00        P                2,500     A  2.2500                         D, I            +
                         12/19/00        P                2,500     A  2.3125                         D, I            +
                         12/19/00        S                2,500     D  2.3125                         D, I            +
                         12/19/00        S                1,500     D  2.3750                         D, I            +


                        Page 2 of 4




                         12/19/00        S                2,000     D  2.4375                         D, I            +
                         12/20/00        P                2,500     A  2.1250                         D, I            +
                         12/20/00        P                3,000     A  2.1875                         D, I            +
                         12/20/00        P                1,500     A  2.2500                         D, I            +
                         12/20/00        S                3,500     D  2.3125                         D, I            +
                         12/20/00        S                1,000     D  2.3750                         D, I            +
                         12/21/00        P                3,500     A  2.0625                         D, I            +
                         12/21/00        P                2,500     A  2.1250                         D, I            +
                         12/21/00        P                4,400     A  2.1875                         D, I            +
                         12/22/00        P                2,000     A  2.1250                         D, I            +
                         12/22/00        P                  100     A  2.2500                         D, I            +
                         12/22/00        S                1,900     D  2.3750                         D, I            +
                         12/26/00        P                  500     A  2.1875                         D, I            +
                         12/26/00        P               10,900     A  2.2500                         D, I            +
                         12/26/00        P                3,000     A  2.3125                         D, I            +
                         12/26/00        P                1,000     A  2.3750                         D, I            +
                         12/27/00        P                1,000     A  2.1250                         D, I            +
                         12/27/00        P                2,500     A  2.1875                         D, I            +
                         12/27/00        S                2,100     D  2.2500                         D, I            +
                         12/27/00        P                1,500     A  2.2813                         D, I            +
                         12/27/00        P                9,700     A  2.3125                         D, I            +
                         12/27/00        P                3,100     A  2.3750                         D, I            +
                         12/27/00        P                2,500     A  2.4375                         D, I            +
                         12/28/00        S                1,000     D  2.2188                         D, I            +
                         12/28/00        P                3,000     A  2.2500                         D, I            +
                         12/28/00        S                1,100     D  2.2813                         D, I            +
                         12/28/00        P                  500     A  2.2813                         D, I            +
                         12/28/00        P               14,000     A  2.3125                         D, I            +
                         12/28/00        P                1,000     A  2.3750                         D, I            +
                         12/29/00        P               14,900     A  2.2500                         D, I            +
                         12/29/00        P               10,000     A  2.3125                         D, I            +
                         12/29/00        P                1,100     A  2.3438                         D, I            +
                         12/29/00        P                3,200     A  2.3750                         D, I            +
                         12/29/00        P                2,300     A  2.4063                         D, I            +
                         12/29/00        P                8,400     A  2.4375                         D, I            +
                         12/29/00        P                  600     A  2.5000                         D, I            +

                                                                                        878,209       D, I            +
---------------------------------------------------------------------------------------------------------------------------------

                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |


                        Page 3 of 4




                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

                   |             |            |      |     |        |        |         |         |        |            |
                   l             l            l      l     l        l        l         l         l        l            l


|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |
|                       |    (Instr. 4)     |                   |                 |

ELECTRONIC TRADING GROUP, L.C.C.

      /s/ Robert Kanter*
By:   _________________________
      Title:  Member-Manager


      ROBERT KANTER

     /s/ Robert Kanter*
By:   _________________________

** Signature of Reporting Persons


Date: January 5, 2001

Explanation of Responses:

+        Robert Kanter may be deemed to be the controlling person
of ETG and therefore may be deemed to be the indirect beneficial owner of the 878,209 shares of M. H. Meyerson & Co., Inc. owned directly by ETG at the end of December 2000.

* Not to be construed as an admission of beneficial ownership.

**       Intentional misstatements or omissions of facts
constitute Federal Criminal Violations.  See U.S.C. 1001 and 15
U.S.C. 78ff(a).

                        ADDENDUM 1

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1.  Name and Address of Reporting Person

    Robert Kanter
    111 Broadway
    New York, NY 10006

2.  Issuer Name and Ticket or Trading Symbol

    M. H. Meyerson & Co., Inc. (MHMY)

3.  IRS Number of Reporting Person
    (Voluntary)

    051321390

4.  Statement for Month/Year

    12/00






























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